EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-49660, 33-62331, 333-12089, 333-26587, 333-160310, and 333-188910 on Form S-8 of our reports dated February 24, 2017, relating to the consolidated financial statements and financial statement schedule of P. H. Glatfelter Company and subsidiaries, and the effectiveness of P. H. Glatfelter Company and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of P. H. Glatfelter Company and subsidiaries for the year ended December 31, 2016.

/s/ DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania

February 24, 2017